Resolution Of ORGANIZER

TO APPOINT MANAGER for

Yieldshare A F03 LLC

A Wyoming Limited Liability Company (hereafter “LLC”)

The organizer of the above named LLC hereby appoints the following as Manager of the LLC:

Name	Address
Chris Conant	408 Water Street Waxahachie, TX 75165 US

Adopted and resolved by the Organizer of the LLC this April 8, 2022.

/s/ Rose Garcia

Rose Garcia, Assistant Secretary

Wyoming Registered Agent

Organizer